UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 30, 2008
GEVITY HR, INC.
(Exact name of registrant as specified in charter)

Florida	0-22701	65-0735612
(State of incorporation)	(Commission File Number)	(IRS Employer
Identification No.)
9000 Town Center Parkway
Bradenton, Florida 34202
(Address of principal executive offices / Zip Code)
(941) 741-4300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement
On April 30, 2008, Gevity HR, Inc. (the “Company”) and United Healthcare Services, Inc. (“UHS”) and United HealthCare Insurance Company (“UHC,” and together with UHSI, “UnitedHealthcare”) entered into the First Amendment to Group Benefits Agreement (the “First Amendment”) amending the Group Benefits Agreement (“Contract”), effective June 1, 2006, between the parties. The First Amendment provides for the continued offering, as part of the Company’s full range of services through September 30, 2009, of UnitedHealthcare and their partner carriers Oxford, PacifiCare, and Neighborhood Health (collectively referred to as “United”) as benefit plan options to the Company’s clients and their worksite employees, who are enrolled in such benefit plans as of May 1, 2008. The original agreement made such benefit plans available through September 30, 2008.
Gevity intends to file a redacted copy of the First Amendment in its next periodic report on Form 10-Q along with a request for confidential treatment.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As previously announced, on February 26, 2008 Clifford M. Sladnick resigned from his position as Senior Vice President and Chief Administrative Officer of Gevity HR, Inc. (the “Company”), effective July 31, 2008.
In connection with his departure, Mr. Sladnick and the Company entered into a Separation Agreement and Full and Final Release of Claims, dated May 5, 2008 (the “Agreement”). The Agreement provides for the following arrangements: (i) continued payment of Mr. Sladnick’s base salary and benefits through July 31, 2008; (ii) reimbursement before July 31, 2008 of $125,000 of travel and accommodation expenses incurred by Mr. Sladnick prior to January 1, 2008; (iii) reimbursement of up to $15,000 of travel and accommodation expenses incurred by Mr. Sladnick between January 1, 2008 and July 31, 2008; (iv) cash payments totaling $360,000, payable in equal installments of $13,846.15 through July 31, 2009; provided, however, that all of the payments otherwise due before February 1, 2009 shall be delayed and paid in a single lump sum payment on the first regular pay date after February 1, 2009; (v) medical and dental coverage for Mr. Sladnick and his eligible dependants under the Company insured group health plan, as in effect from time to time, for the period from July 31, 2008 through January 31, 2010, with the Company paying toward Mr. Sladnick and his family’s coverage the same premium the Company pays for active executive officers; (vi) group term life insurance, short term disability and long term disability coverage for Mr. Sladnick for the period from July 31, 2008 through January 31, 2010 with the Company paying the applicable premiums; (vii) subject generally to the satisfaction of individual and corporate performance, a lump sum cash payment on March 15, 2009 equal to 50% ($120,060) of the cash bonus Mr. Sladnick would have received under the Company’s short term bonus plan for 2008 if he had remained employed for the entire period applicable for the bonus; and (vii) the right to exercise any unexercised stock options granted under the option agreements dated on or about July 11, 2005, February 22, 2006 and April 20, 2007 and receive the shares of restricted stock granted on or about July 11, 2005, to the extent Mr. Sladnick is vested in such options or shares on July 31, 2008, subject, in each case, to all the existing terms, conditions and limitations applicable to such options and shares. The Agreement also provides for a full and final release by Mr. Sladnick of any and all claims he may have against the Company. The Agreement conditions the payment of these amounts on Mr. Sladnick’s compliance with such release and with his Non-Solicitation, Non-Compete and Confidentiality Agreement with the Company. The foregoing description is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.
On May 5, 2008, the Company and Mr. Sladnick also entered into a Consulting Agreement (the “Consulting Agreement”) pursuant to which Mr. Sladnick will provide consulting and advisory services to the Company with respect to certain projects for the period beginning on August 1, 2008 and ending on January 31, 2009. Mr. Sladnick will perform such services as the Company’s Chairman of the Board and CEO — designate may reasonably request for 16 hours per week. The Company will pay Mr. Sladnick $173.00 per hour as compensation for his services. In connection with the Consulting Agreement, Mr. Sladnick and the Company entered into a Confidentiality and Non-Disclosure Agreement pursuant to which Mr. Sladnick agreed not to (i) disclose any of the Company’s confidential information and trade secrets and (ii) solicit any clients or employees of the Company during the engagement as a consultant and for a period of one year after the end of such engagement. The foregoing description of the Consulting Agreement is qualified in its entirety by reference to the full text of the Consulting Agreement, which is attached hereto as Exhibit 99.2 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

Exhibit Number	Description

99.1	Separation Agreement and Full and Final Release of Claims between Gevity HR, Inc. and Clifford M. Sladnick, dated May 5, 2008.

99.2	Consulting Agreement between Gevity HR, Inc. and Clifford M. Sladnick, dated May 5, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GEVITY HR, INC. (Registrant)
Dated: May 6, 2008	By:	/s/ Edwin E. Hightower, Jr.
Name: Edwin E. Hightower, Jr.
Title: Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

99.1	Separation Agreement and Full and Final Release of Claims between Gevity HR, Inc. and Clifford M. Sladnick, dated May 5, 2008.

99.2	Consulting Agreement between Gevity HR, Inc. and Clifford M. Sladnick, dated May 5, 2008.